UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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Liberty Tax, Inc.
(Name of Registrant as Specified In Its Charter)

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Liberty Tax, Inc.
1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454

April 30, 2018

Dear Fellow Stockholder:

        You are cordially invited to attend Liberty Tax, Inc.'s Special Meeting of Stockholders ("Special Meeting"), which will be held on Tuesday, May 29, 2018 at 10:00 a.m., Eastern Daylight Time, at the Company's corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454. Details regarding admission to the meeting and the business to be conducted are described in this proxy statement.

        The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our Company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting. Our directors and management team will be available to answer questions. Afterwards, there will be a vote on the matters set forth in the accompanying proxy statement.

The Company’s Board of Directors welcomes and appreciates the interest of all our stockholders in Liberty Tax, Inc.’s affairs, and encourages those entitled to vote at the Special Meeting to take the time to do so. We hope you will attend the Special Meeting, but whether or not you expect to be personally present, please vote your shares by signing, dating and promptly returning the enclosed proxy card in the accompanying postage-paid envelope. We look forward to your attendance at the meeting and the opportunity to review our developments over the past months and to share with you our plans for the future.

        On behalf of the entire Board of Directors, I'd like to thank you for your commitment and support.

Sincerely,

John T. Hewitt Chairman of the Board of Directors Liberty Tax, Inc.

LIBERTY TAX, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 29, 2018

  A Special Meeting of stockholders of Liberty Tax, Inc. (the "Company"), will be held at the Company's corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454, on Tuesday, May 29, 2018, at 10:00 a.m., Eastern Daylight Time (the "Special Meeting").

        The Special Meeting will be held for the following purposes:

1.	Election of four (4) Directors to the Board of Directors, each to serve until the 2018 annual meeting and until their successors are duly elected and qualified; and

2.	Ratification of the appointment of Carr, Riggs & Ingram, LLC as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2018; and

3.	Any other business that properly comes before the meeting and any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on April 23, 2018 as the record date for determining stockholders of the Company entitled to receive notice of and vote at the Special Meeting, or at any adjournment or postponement thereof.

        Stockholders of record of the Company's Class A Common Stock as of the close of business on April 23, 2018 are entitled to receive notice of, and to vote at, the Special Meeting. For this purpose, the holder of our Special Voting Preferred Stock is also entitled to receive notice of, and to vote as a single class with the holders of our Class A Common Stock, at the Special Meeting. In addition, the stockholder of record of the Company's Class B Common Stock is entitled to receive notice of, and to vote at, the Special Meeting on all matters other than the election of directors. A proxy statement describing the various matters to be voted upon at the meeting along with a proxy card enabling the shareholders to indicate their vote on each matter will be mailed on or about April 30, 2018, to all shareholders entitled to vote at the Special Meeting. Such proxy statement shall also be filed with the U.S. Securities and Exchange Commission (“SEC”) website at www.sec.gov. and will be available online at the Company’s website www.libertytax.com.

By Order of the Board of Directors,

Nicole Ossenfort President and Chief Executive Officer

Virginia Beach, Virginia
April 30, 2018

Important Notice Regarding the Availability of Proxy Materials for the
Special Meeting of Stockholders to be held on May 29, 2018
This Notice and Proxy Statement are available electronically at
www.libertytax.com

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

        This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Liberty Tax, Inc., a Delaware corporation (the "Company") in connection with the Special Meeting of Stockholders scheduled for May 29, 2018, at 10:00 a.m., Eastern Daylight Time at the Company's corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454 (the "Special Meeting"). References to the Special Meeting and this Proxy Statement include any adjournment or postponement of the Special Meeting. The proxy materials will be mailed to stockholders on or about April 30, 2018.

VOTING INSTRUCTIONS AND INFORMATION

What proposals will be voted on at the Special Meeting?

At the Special Meeting, stockholders will be asked to consider and vote upon:

1.    A proposal to elect four (4) directors to serve on our Board of Directors, each to serve until the 2018 annual meeting and until their successors are duly elected and qualified (Proposal 1); and

2.    Ratification of the appointment of Carr, Riggs & Ingram, LLC (“CRI”) as our independent registered public accounting firm for the fiscal year ending April 30, 2018 (Proposal 2); and

3.    Any other matters that may properly be brought before the Special Meeting or at any adjournments or postponements thereof.

We are not aware of any matters to be presented at the meeting other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies may vote your shares at the adjournment or postponement as well.

Who is entitled to vote at the Special Meeting?

        Class A Common Stock. Each holder of the Company's Class A Common Stock issued and outstanding at the close of business on April 23, 2018 ("Record Date") will be entitled to receive a notice of the Special Meeting, and to attend and vote at the Special Meeting. These persons are considered stockholders of record on the Record Date and will be entitled to cast one vote per share owned for each proposal to be considered at the Special Meeting. As of the Record Date, there were 12,823,020 shares of Class A Common Stock issued and outstanding.

Special Voting Preferred Stock. The holder of our Special Voting Preferred Stock will be entitled to receive notice of and to attend the Special Meeting, and to cast 1,000,000 votes, voting as a single class with the holders of the Class A Common Stock on all matters considered at the Special Meeting.

Class B Common Stock: The holder of the 200,000 shares of the Company's Class B Common Stock issued and outstanding at the close of business on the Record Date is entitled to receive a notice of the Special Meeting, and to attend and vote at the Special Meeting as a single class with the shares of the Class A Common Stock and Special Voting Preferred Stock on all matters other than the election of directors. As of the Record Date, the sole holder of the Class B Common Stock was John T. Hewitt, the Company's Chairman of the Board. Because the size of the Board will be reduced from eleven directors to nine directors immediately following the election of directors at the Special Meeting and the Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that the holders of the Class B Common Stock are entitled to elect the minimum number of directors necessary to constitute a majority of the entire Board, Mr. Hewitt will be entitled to elect five directors. The holders of the Class A Common Stock and Special Voting Preferred Stock are entitled to elect the balance of the Board, or four directors, as more fully described in this Proxy Statement.

How does the Board of Directors recommend that I vote on these proposals?

        The Board of Directors recommends that you vote your shares:

1.    "FOR" each of the Board's nominees for Director (Proposal 1).

2.    "FOR" the ratification of the appointment of CRI as our independent registered public accounting firm for the fiscal year ending April 30, 2018 (Proposal 2).

Who will bear the cost of this proxy solicitation?

        The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, and any additional solicitation materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding the proxy materials to those beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, who will not receive any additional compensation for solicitation, by mail, email, facsimile, telephone or personal contact.

What is included in the proxy materials?

The proxy materials include our Proxy Statement for the Special Meeting and a proxy card.

If I am a stockholder of record, how do I vote?

        You may vote by mail, by signing, dating and returning the accompanying proxy card that was sent to you with the proxy materials or you may also vote in person by written ballot at the Special Meeting.

How do I vote by mail?

If you do not expect to attend the Special Meeting in person, and choose to vote on the proposals on the agenda by mail, simply complete the proxy card, sign and date it, and return it in the postage-paid envelope provided. If you are a stockholder whose shares are held in "street name" (i.e., in the name of a broker, bank or other similar organization), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company or to Equiniti Group plc at the address indicated on the proxy card, or you may direct the record holder of your shares to vote your proxy in the manner you specify. Further, if your shares are held in street name, you must communicate your instructions respecting the voting of your shares to the record holder, or your broker will be prohibited from voting your shares. Voting by mail will not affect your right to vote in person if you decide to attend the Special Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and must actually vote your shares in person at the Special Meeting.

What does it mean if I receive more than one set of proxy materials for the Special Meeting?

        It means your shares are held in more than one account. You should vote all of your shares, using the separate proxy card provided with each set of proxy materials.

What is householding?

        As permitted by the SEC, only one set of the proxy materials is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of proxy materials. This is known as householding.

        The Company will promptly deliver, upon request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the Special Meeting or future meetings should be directed to the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, or by email at kathleen.curry@libtax.com.

How may I view the voting results?

        The results of voting at the Special Meeting will be filed with the SEC within four business days after the Special Meeting and will be available on the SEC's website (www.sec.gov) or on our website (www.libertytax.com). If the final results are not available at that time, we will provide preliminary voting results in a Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they are available.

How may I vote in person at the Special Meeting?

        If you plan to attend the Special Meeting and wish to vote your shares in person, you will be asked to present a valid government-issued photo identification, such as a driver's license. If you are a stockholder of record, you will need to bring with you your proxy card to gain admission to the Special Meeting. If you require special assistance due to a disability or other reasons, please notify the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary or by email at kathleen.curry@libtax.com.

        If your shares are held by a broker, bank or other similar organization, bring with you to the Special Meeting the proxy card, any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your broker, bank or other similar organization indicating that you beneficially owned the shares of common stock as of the Record Date. We can use that to verify your beneficial ownership of common stock and admit you to the Special Meeting. If you intend to vote at the Special Meeting, you will also need to bring to the Special Meeting a legal proxy from your broker, bank or other similar organization that authorizes you to vote the shares that the record holder holds for you in its name.

How may I revoke my proxy?

        You may change or revoke your proxy at any time before it is voted at the Special Meeting. You can send a written notice of revocation of your proxy to the Corporate Secretary so that it is received before the taking of the vote at the Special Meeting. You can also attend the Special Meeting and vote in person. Your attendance at the Special Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Corporate Secretary of your intent to vote in person, and then vote your shares at the Special Meeting. If you require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary or by email at kathleen.curry@libtax.com.

What constitutes a quorum?

        Holders of a majority of the issued and outstanding shares of capital stock of the Company entitled to vote (taking into account the Class B Common Stock and 1,000,000 votes represented by the Special Voting Preferred Stock entitled to be voted as a single class with the Class A Common Stock), who are represented in person or by proxy, will constitute a quorum at the Special Meeting. A quorum is required to transact business at the Special Meeting. A representative of Equiniti Group plc has been appointed by the Company's Board of Directors to act as the inspector of elections. The inspector of elections will tabulate the votes cast by proxy or in person at the Special Meeting, and will determine whether or not a quorum is present. If a quorum is not present, the Special Meeting will likely be adjourned or postponed in order to solicit additional proxies.

How are votes counted?

        Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held by the stockholder, and the holder of the Special Voting Preferred Stock will be entitled to a total of 1,000,000 votes, voting as a single class with the Class A Common Stock. In addition, the holder of the 200,000 shares of Class B Common Stock will be entitled to one vote for each share on all matters other than the election of directors. In all matters, other than the election of directors and except as otherwise required by law, the Certificate of Incorporation, the Bylaws or the rules and regulations of NASDAQ, the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. A plurality of the voting power of the shares of Class A Common Stock (taking into account the 1,000,000 votes entitled to be voted as a single class with the Class A Common Stock by the holder of the Special Voting Preferred Stock) present in person or represented by proxy at the meeting and entitled to vote with respect to the election of directors shall elect directors.

Election of Directors (Proposal 1)

To be elected as a Director, a nominee must receive the affirmative vote of a plurality of the votes cast by the holders of Class A Common Stock and the holder of the Special Voting Preferred Stock.

Ratification of Independent Registered Public Accounting Firm (Proposal 2)

Ratification of the appointment of CRI as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2018 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Under Delaware law, abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" the ratification of the Company's independent registered public accounting firm.

Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

1.	"FOR" the election of each of the Director nominees;

2.	"FOR" the ratification of the appointment of CRI as the Company's independent registered public accounting firm for fiscal 2018; and

3.	In the best judgment of the persons named in the proxies, with respect to any other matters that may properly come before the meeting.

What are broker non-votes and how are they counted?

        Brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting customers' shares on non-routine matters in the absence of specific instructions from those customers. This is commonly referred to as a "broker non-vote." With respect to the proposals in question, broker non-votes will be counted for quorum purposes but will not be counted as "votes cast" either for or against such proposals.

        The election of directors is considered a non-routine matter and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on this matter absent specific instructions from you. As such, there may be broker non-votes with respect to this matter. Because broker non-votes with respect to the election of directors will not be counted as "votes cast," if your shares are held in street name, it is critical that you vote or provide specific instructions to your broker, bank or similar organization if you want your vote to count. On the other hand, the ratification of the selection of CRI as the Company's independent registered public accounting firm is considered a routine matter. Therefore, an organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.

        If you received more than one proxy card, you may hold shares in more than one account. To ensure that all of your shares are voted, you must sign and return each proxy card. As a holder of common stock of the Company, you are always invited to attend the Special Meeting and vote your shares in person.

Is my vote confidential?

        Yes, it is our policy that documents identifying your vote are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the Special Meeting except:

•	To meet any legal requirements;

•	To assert claims for or defend claims against the Company;

•	To allow authorized individuals to count and certify the results of the stockholder vote;

•	If a proxy solicitation in opposition to the Board of Directors takes place; or

•	To respond to stockholders who have written comments on proxy cards or who have requested disclosure.

What is the Company's internet address?

        The Company's internet address is www.libertytax.com. The Company's filings with the SEC are available free of charge via the "About Us" link at this website (click on the "Investor Relations" heading), and may also be found at the SEC's website at www.sec.gov.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") provide that except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, the total number of directors constituting the entire Board of Directors shall consist of not less than five nor more than fifteen members, with the precise number of directors to be determined from time to time by a vote of the Board of Directors.

          The Certificate also provides that the holders of the Class B Common Stock are entitled to elect the minimum number of directors necessary to constitute a majority of the entire Board, and that the holders of the Class A Common Stock and Special Voting Preferred Stock are entitled to elect the balance of the Board. John T. Hewitt, the Company's Chairman of the Board, currently owns all outstanding shares of the Company's Class B Common Stock.

Except as may be provided in a resolution or resolutions providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, any vacancies in the Board of Directors and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the affirmative vote of the holders of at least a majority of the shares of the applicable class of capital stock entitled to elect such director, voting together as a single class, and any directors so appointed shall hold office until the next election of directors and until their successors are elected and qualified.

The present size of the Board is eleven directors. As a result, Mr. Hewitt is currently entitled to elect six directors, and the holders of the Class A Common Stock and Special Voting Preferred Stock are entitled to elect the remaining five directors. Mr. Hewitt has elected the following six directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified: Gordon D'Angelo, Thomas Herskovits, John T. Hewitt, Ellen M. McDowell, John Seal and G. William Minner, Jr. Of the five directors that the Class A Common Stock and Special Voting Preferred Stock are entitled to elect, there are currently four vacancies and one director, Ross N. Longfield, who has tendered his resignation as a director effective upon the election of directors at the Special Meeting.

On April 16, 2018, the Board approved a reduction in the size of the Board from eleven to nine directors effective immediately following the election of directors at the Special Meeting. As a result, Mr. Hewitt will be entitled to elect five directors, and the holders of the Class A Common Stock and Special Voting Preferred Stock will be entitled to elect the remaining four directors. Mr. Hewitt has indicated that Gordon D'Angelo, John T. Hewitt, Ellen M. McDowell and John Seal will continue as directors appointed by Mr. Hewitt after the Special Meeting and that Nicole Ossenfort, the Company’s President and Chief Executive Officer, will be elected as a director by Mr. Hewitt following the Special Meeting. The Board has nominated Thomas Herskovits, G. William Minner, Jr., Lawrence Miller and Patrick Cozza (the “Director Nominees”) as directors to be elected by the holders of the Class A Common Stock and Special Voting Preferred Stock at the Special Meeting. Upon their election as directors by the holders of the Class A Common Stock and Special Voting Preferred Stock, Messrs. Herskovits and Minner would resign as Class B directors appointed by Mr. Hewitt.

The Board has determined that each of the Director Nominees is "independent" under the applicable rules and regulations of the SEC and NASDAQ, and is eligible to serve on the audit, compensation and nominating committees of the Board.

        The Company’s Bylaws include an advance notice procedure for business to be brought before a meeting of stockholders, including proposed nominations of persons for election to the Board of Directors at a special meeting of stockholders. The four nominees for the Board of Directors being recommended for election at the Special Meeting are being recommended by the Board of Directors, acting upon the recommendation of the Board's Nominating and Corporate Governance Committee.

Each of the Director Nominees, if elected, will hold office until the next annual meeting of stockholders or until his or her successor is duly elected and qualified. Each nominee has consented to be named and to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for any substitute nominees.

     The Board of Directors unanimously recommends that you vote "FOR" the election to the Board of Directors of each of the four "Director Nominees" identified above.

QUALIFICATIONS AND EXPERIENCE OF DIRECTORS, CLASS A DIRECTOR NOMINEES AND CLASS B STOCKHOLDER DESIGNEES

Class A Director

Ross N. Longfield.    Mr. Longfield, age 77, has served as a Director of the Company since December 2001. Mr. Longfield is managing partner of Longfield Consulting, a financial services firm located in Wyoming. From November 2002 through December 2004, Mr. Longfield served as Chairman of the Board of Incurrent Solutions in Parsippany, New Jersey. From June 1998 until December 2000, Mr. Longfield served as a Managing Director for Household International in Bridgewater, New Jersey. He was Chairman and CEO of Beneficial Bank USA from 1990 to 1998, was a pioneer of the refund anticipation loan concept and has many years of experience in the tax preparation industry. Mr. Longfield brings highly valuable financial and managerial expertise to the Board through his service with Incurrent Solutions, Household International and other public and private companies. Mr. Longfield is highly experienced and knowledgeable in financial analysis, financial statements and risk management, which qualifies him as one of our audit committee financial experts.

Class A Director Nominees for Election at Special Meeting

Patrick A. Cozza. Mr. Cozza, age 62, is senior strategic advisor and managing partner of Cozza Enterprises, LLC, a firm that provides strategic consultation and executive coaching services, a position he has held since January 2014. Mr. Cozza also serves as an Adjunct Professor - Finance, Accounting, Tax, Wealth Management and International Business at Silberman College of Business, Fairleigh Dickinson University. Mr. Cozza was formerly Chairman and Chief Executive Officer of HSBC Insurance North America, which operated four insurance companies with operations in the United States, Canada, India and the United Kingdom, from January 2004 to December 2014. Concurrently, Mr. Cozza served as Senior Executive Vice President, Retail Banking and Wealth Management - North America for HSBC from January 2011 to December 2014, and previously served as Group Executive, Taxpayer Financial Services, and North America and Mexico Insurance for HSBC from January 2002 to December 2004. HSBC Holdings plc is one of the world's largest banking and financial services organizations. Mr. Cozza was also Chief Executive Officer of Taxpayer Financial Services from 2000 to 2002 and Director of Insurance Integration for Household International from 1998 to 2000 and held a variety of senior leadership positions, including Chief Financial Officer, Chief Operating Officer and President of the Beneficial Insurance Group of Beneficial Corporation from 1985 to 1998. Mr. Cozza serves on the Boards of Directors of Scottish Re Life Insurance Company, Ocoee Insurance Company, the National Association of Corporate Directors New Jersey Chapter, Junior Achievement of New Jersey and the Silberman College of Business at Fairleigh Dickinson University. Mr. Cozza will provide substantial management, leadership and strategic business experience and expertise to the Board of Directors.

Thomas Herskovits. Mr. Herskovits, age 71, served as a Director of the Company from October 2015 until November 2017 and was reappointed by John T. Hewitt to serve as a Director in March 2018. Since 2014, Mr. Herskovits has been managing director and operating partner of Feldman Advisors, a middle market investment banking firm based in Chicago, and since 1996, he has managed private investments through Herskovits Enterprises. From 2013 through February 2014, he was CEO of WinView, Inc., a technology company. He served on the Board of Directors of that privately-held company from 2012 to 2015. He previously served as non-operating Chairman of the Board of Directors of Natural Golf Corporation, a golf equipment and instruction company, as President & CEO of Specialty Foods, and as President of Kraft Dairy and Frozen Products. Mr. Herskovits’ management, finance and consumer products backgrounds provide substantial additional expertise to the Board. Mr. Herskovits qualifies as an audit committee financial expert under SEC rules.

Lawrence Miller. Mr. Miller, age 69, is the founder and Vice Chairman of the Board of Directors of StoneMor Partners L.P., an owner and operator of cemeteries and funeral homes in the United States. From April 2004 to May 2017, Mr. Miller was Chairman of the Board, President and Chief Executive Officer of StoneMor Partners L.P. He also served as the Chief Executive Officer and President of Cornerstone Family Services from March 1999 through April 2004. Prior to joining Cornerstone, Mr. Miller was employed by The Loewen Group, Inc. (now known as the Alderwoods Group, Inc.), where he served in various management positions, including Executive Vice President of Operations from January 1997 until June 1998, and President of the Cemetery Division from March of 1995 until December 1996. Prior to joining The Loewen Group, Mr. Miller served as President and Chief Executive Officer of Osiris Holding Corporation, a private consolidator of cemeteries and funeral homes of which Mr. Miller was a one-third owner, from November 1987 until March 1995, when Osiris was sold to The Loewen Group. Mr. Miller served as President and Chief Operating Officer of Morlan International, Inc., one of the first publicly traded cemetery and funeral home consolidators from 1982 until 1987, when Morlan was sold to Service Corporation International. Mr. Miller will bring to the Board of Directors extensive operating and managerial expertise, excellent leadership skills and significant experience in advancing growth strategies, including acquisitions and strategic alliances.

G. William Minner, Jr. Mr. Minner, age 64, has served as a Director of the Company since February 2018. Since 1996, Mr. Minner has served as a contract Chief Financial Officer and consultant with responsibilities for finance and administration to over 25 companies. From June 1991 to December 1995, Mr. Minner served as Chairman, President and Chief Executive Officer of Suburban Federal Savings Bank in Collingdale, Pennsylvania. From December 1988 to May 1991, Mr. Minner served in various positions with Atlantic Financial Savings, F.A., including Senior Vice President - Credit and First Vice President - Loan Workout. Previously, Mr. Minner served as Audit Manager and Controller for the mortgage subsidiary of Magnet Bank, FSB from July 1984 to December 1988. Mr. Minner is a Certified Public Accountant. Mr. Minner has substantial experience in the financial services industry, including banking, lending, risk management, treasury management, financial analysis, SEC reporting, taxation, accounting and commercial real estate development.

Class B Stockholder Designees Following Special Meeting

        Gordon D'Angelo.    Mr. D'Angelo, age 64, has served as a Director of the Company since June 2011. Mr. D'Angelo is the co-founder of and until December 2014 was the Chairman of NEXT Financial Group and related entities, an independent registered broker/dealer that provides financial services such as retirement planning, estate planning and investment management through 250 offices in 48 states. Mr. D'Angelo was employed by the Company from April 2015 to August 2017, assisting with both franchise development and marketing. Mr. D'Angelo also was the head of our Compliance Task Force. Prior to co-founding NEXT Financial in 1998, Mr. D'Angelo was a director of Jackson Hewitt. Mr. D'Angelo brings to the Board of Directors a wealth of experience in the financial services industry, drawing upon his experience from his co-founding of NEXT Financial Group in 1998 where he strengthened his leadership capabilities and management advisory expertise. Mr. D'Angelo also has experience in the tax preparation industry, in that he previously worked for H&R Block before serving as a director of Jackson Hewitt.

        John T. Hewitt.    Mr. Hewitt, age 68, has served as our Chairman of the Board of Directors since October 1996. Mr. Hewitt is a pioneer in the tax preparation industry with a career in the industry spanning over 40 years. From August 1982 until June 1996, Mr. Hewitt was the Founder, President, Chief Executive Officer and Chairman of Jackson Hewitt Inc., in Virginia Beach, Virginia. From December 1969 until June 1981, Mr. Hewitt held the varying positions of Tax Preparer, Assistant District Manager, District Manager, and Regional Director with H&R Block in Buffalo and Elmira, New York and Moorestown, New Jersey. Mr. Hewitt is the brother of Ellen M. McDowell, one of our directors. In serving as Chairman of the Board of Directors as well as having served previously as our Chief Executive Officer, Mr. Hewitt is effectively able to integrate the operating and business strategies of the company, which is an invaluable asset to the Board in formulating our overall strategic direction.

        Ellen M. McDowell.    Ms. McDowell, age 58, has served as a Director of the Company since June 2010. From January 1998 until the present, Ms. McDowell has also served as an attorney and shareholder at McDowell Law P.C. and McDowell, Posternock, Apell & Detrick, P.C., in Maple Shade, New Jersey. Ms. McDowell is the sister of John Hewitt, our Chairman of the Board. Her experience as an attorney provides an important legal perspective for our Board as it considers various operating and business strategies.

Nicole Ossenfort. Ms. Ossenfort, age 47, has served as the President and Chief Executive Officer of the Company since February 2018. Ms. Ossenfort previously served as a Director of the Company from November 2017 to February 2018 and as Vice President of the Company's 360 Accounting Solutions business from April 2017 to October 2017.  Ms. Ossenfort has been a franchisee of Liberty Tax Service since 2002 with offices in South Dakota and Wyoming as well as an Area Developer from 2004 to September 2017.  Ms. Ossenfort was employed in public accounting as an auditor at McGladrey & Pullen from 1994 to 1996.

John Seal. Mr. Seal, age 67, has served as a Director of the Company since November 2017. Mr. Seal has also served as a Liberty Tax Area Developer for the south part of Houston, Texas since 2012 and as President, Secretary and Director of JMS Tax Inc. (“JMS Tax”), which provides accounting and payroll services in the Hampton Roads, Virginia area, since 2000.  Previously, he was a Liberty Tax franchisee in Hampton Roads, Virginia and Las Vegas, Nevada since 2000 and served as Vice President, Finance of Liberty Tax Service since 1997, where he assisted in the purchase of U&R Tax Depot (Liberty Tax Canada) and development of Liberty Tax Service in the U.S. He joined the franchise tax preparation industry 28 years ago as a franchisee with Jackson Hewitt Tax Service and, after four tax seasons, joined Jackson Hewitt Corporation as Director of Field Operations in 1993. Prior to joining Jackson Hewitt, Mr. Seal spent eight years in operating-division financial management and corporate acquisitions with General Foods Corp., a Fortune 50 food manufacturer prior to its acquisition by Philip Morris in 1985 and Kraft Foods in 1990.

COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        Our Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. The responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. The chart below reflects the current composition of each of the standing committees.

Name of Director	Audit	Compensation	Nominating and Corporate Governance	Risk Committee
Gordon D'Angelo
John Seal
Thomas Herskovits	X	X(1)	X(1)
John T. Hewitt
Ross N. Longfield	X	X	X	X(1)
Ellen M. McDowell				X
G. William Minner, Jr.	X(1)	X	X

(1) Chairperson of Committee

Audit Committee

        Our Audit Committee, which met nine times during the fiscal year ended April 30, 2017 ("fiscal 2017"), provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee assists the Board of Directors in oversight of the independent auditors' qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviews and oversees risk management related to financial matters; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our Audit Committee oversees our internal audit function.

        All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has determined that Messrs. Longfield and Herskovits are audit committee financial experts as defined under the applicable rules of the SEC and NASDAQ. All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ. The Board has adopted a written Audit Committee Charter, which is available at the Company's website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Compensation Committee

        Our Compensation Committee, which met seven times during fiscal 2017, adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with the Board of Directors, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee also adopts and administers our equity compensation plans.

        All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and NASDAQ, and Section 162(m) of the Internal Revenue Code (the "Code"). The Board has adopted a written Compensation Committee Charter, which is available at the Company's website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee, which met three times during fiscal 2017, is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors. The Nominating and Corporate Governance Committee is also responsible for considering candidates nominated by stockholders for election to the Board, evaluating the proposed candidates and making recommendations regarding the candidates to the Board. In addition, our Nominating and Corporate Governance Committee oversees our corporate governance guidelines, approves our Committee charters, oversees compliance with our code of business conduct and ethics, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the Board self-evaluation process. Our Nominating and Corporate Governance Committee is also responsible for making recommendations regarding non-employee director compensation to the full Board of Directors.

In evaluating candidates for election to the Board, the Nominating and Corporate Governance Committee takes into account the qualifications of the individual candidate as well as the composition of the Board as a whole. In nominating candidates, the Committee takes into consideration the qualifications for directors included in the Board Charter and Corporate Governance Guidelines and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Pursuant to its Charter, the Nominating and Corporate Governance Committee has the authority to retain consultants or search firms to identify director candidates.

In December 2017, the Nominating and Corporate Governance Committee retained the services of the National Association of Corporate Directors (NACD), a nonprofit membership organization for corporate board members, to assist in identifying director candidates for consideration by the Committee.  The NACD identified several potential candidates that were considered by the Nominating and Corporate Governance Committee, including Patrick A. Cozza, who was selected by the Committee and the Board as a Director Nominee for election at the Special Meeting.  Messrs. Herskovits, Miller and Minner, the other three Director Nominees, were recommended by members of the Board.  Upon recommendation of the Nominating and Corporate Governance Committee, the Board approved the four Director Nominees for election at the Special Meeting.

        All of the members of our Nominating and Corporate Governance Committee are independent under the rules and regulations of NASDAQ. The Board has adopted a written Nominating and Corporate Governance Committee Charter, which is available at the Company's website at www.libertytax.com or upon written request to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Risk Committee

Our Risk Committee was created and became effective May 1, 2017. The Risk Committee is responsible for, among other things, risk governance structure, risk management, and review of operational risk assessment guidelines and policies. In addition, our Risk Committee oversees the performance of the internal compliance department, evaluates and reports on the adequacy of our system of internal controls and processes governing all aspects of compliance operations. Our Risk Committee is also responsible for assisting the Board of Directors in its oversight and review of information regarding our risk management approach.

Meeting Attendance

        During our fiscal year ended April 30, 2017, our Board of Directors held eight meetings, either in person or by telephone. Each Director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he or she was a Director, and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and beneficial owners of more than 10% of our Class A common stock, to file with the Securities and Exchange Commission reports detailing their ownership of our common stock and changes in such ownership. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

        There were no late filings of Section 16(a) reports during fiscal year 2017 by our executive officers and directors who served during fiscal year 2017.

Director Attendance at Annual Meeting of Stockholders

        Although the Company has no specific policy regarding director attendance at the Company's Annual Meeting of Stockholders, all directors are encouraged to attend, and a majority of the then serving directors attended the 2017 Annual Meeting.

Communications with the Board

        Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors, or an individual Board member concerning the Company may do so by writing to the Board, to the non-employee directors, or to the particular Board member, and mailing the correspondence to the Corporate Secretary, Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454. Please indicate on the envelope whether the communication is from a stockholder or other interested party. In addition, our Board members have made and may in the future make themselves available for consultation and direct communication with significant stockholders.

Code of Conduct

All directors, officers and employees of the Company must adhere to the ethical standards as set forth in the Liberty Tax, Inc. Code of Conduct (the "Code of Conduct"). The fundamental principles outlined in the Code of Conduct serve as a guide for matters, including but not limited to, adhering to ethical standards in day to day activities, engaging in fair dealings and best business practices, complying with state, federal and foreign laws, identifying conflicts of interest, ensuring financial integrity and reporting violations of the Code of Conduct. There are many resources in which potential violations of the Code of Conduct may be reported as well as related concerns or to seek guidance on ethical matters through in-person, email and telephone communications. The Company has established a Code of Conduct Hotline and reports of possible violation can be made to the Human Resources Department, the Compliance Department through the Hotline at 877-472-2110 or by email at www.lighthouse-services.com/libtax.

The Code of Conduct is available upon written request directed to the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, or by email at kathleen.curry@libtax.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       John Garel, Thomas Herskovits and Steven Ibbotson served as members of our Compensation Committee during fiscal year 2017. No member of our Compensation Committee was, or was formerly, an officer or employee of the Company during fiscal 2017. None of our executive officers served during fiscal 2017 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Mr. Garel, a manager of both Envest II, LLC and Envest III, LLC, was an indirect beneficial owner of the related party transaction as described under the below section titled "Certain Relationships and Related Transactions" to this Proxy Statement.

NON-EMPLOYEE DIRECTOR COMPENSATION

        In fiscal 2017, directors other than Mr. Hewitt received the option of an annual retainer of $45,000 or an equal amount of compensation in the form of restricted stock. In addition, for those directors who served on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, members received annual retainers of $10,000, $7,500, and $5,000, and the chairpersons received annual retainers of $20,000, $10,000 and $7,500, respectively. Our committee members are also entitled to receive this cash compensation in the form of restricted stock, if they so elect. For fiscal 2017, we also granted each of our directors other than Mr. Hewitt stock-based compensation in the form of stock options and restricted stock units in a total combined approximate annual value of $65,000.

        The table below sets forth all compensation paid to our non-employee directors and for Mr. D'Angelo for fiscal 2017. Information regarding Mr. Hewitt's compensation for fiscal 2017 is included under "Executive Compensation." For the purposes of this proxy statement, because Mr. D'Angelo does not participate in the executive bonus plan of the Company, he continues to be treated for board compensation purposes as a non-employee member of the Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards (3) (4)	All Other Compensation (5)	Total
Gordon D'Angelo (6)	$45,000	$21,666	$43,333	$302,769	$412,768
John R. Garel (7)	—	91,666	43,333	—	134,999
Thomas Herskovits (8)	57,500	21,666	43,333	—	122,499
Robert M. Howard (9)	60,000	21,666	43,333	—	124,999
Steven Ibbotson (10)	60,000	21,666	43,333	—	124,999
Ross N. Longfield (11)	60,000	21,666	43,333	—	124,999
Ellen M. McDowell (12)	45,000	21,666	43,333	—	109,999
George T. Robson (13)	70,000	21,666	43,333	—	134,999

(1)
Amounts in this column reflect the grant date fair value of the restricted stock and restricted stock units (RSUs) granted to each non-employee director under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with FASB Accounting Standards Codification Topic 718 ("ASC Topic 718"), based on the fair market value, as determined by the Board of Directors, of the Company's stock on the effective date of grant. Assumptions used in the calculation of these amounts for fiscal 2017 are included in Note 10 to the Company's audited financial statements for the year ended April 30, 2017.

(2)
The value reported in the "Stock Awards" column represents RSUs granted to directors other than Mr. Hewitt, which generally vest and become subject to settlement 12 months after the date of grant. Each RSU represents the right to receive upon settlement of one share of the Company's Class A Common Stock. The aggregate amount of RSUs outstanding as of April 30, 2017 for each Messrs. D'Angelo, Garel, Herskovits, Howard, Ibbotson, Longfield, Robson and Ms. McDowell, was 1,694 RSUs. In addition, during fiscal 2017, Mr. Garel elected to receive restricted stock in lieu of his cash compensation for his Board and committee service, and these shares vested immediately upon receipt at the beginning of each fiscal quarter. For each of the awards, the grant date fair value of these awards is calculated using the closing price of the Company's common stock on the date prior to grant.

(3)
Amounts in this column reflect the grant date fair value of the options granted to each director, other than Mr. Hewitt, under the Company's 2011 Equity and Cash Incentive Plan calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors of the Company's stock on the date of grant. Assumptions used in the calculation of these amounts for fiscal 2017 are included in Note 10 to the Company's audited financial statements for the year ended April 30, 2017.

(4)
The aggregate number of option awards outstanding as of April 30, 2017 for each director was as follows: Mr. D'Angelo, 12,716 options; Mr. Garel, 23,241 options; Envest II, LLC, 1,500 options; Envest III, LLC, 8,500 options (Mr. Garel is the manager of both Envest II, LLC and Envest III, LLC); Mr. Herskovits, 9,027 options; Mr. Howard, 8,489 options; Mr. Ibbotson, 33,241 options; Mr. Longfield, 33,241 options; Ms. McDowell, 14,614 options; and Mr. Robson, 33,241 options.

(5)
In addition to his compensation as a member of the Board of Directors, Mr. D'Angelo received compensation of $302,769 as an employee of the Company during fiscal 2017. He was an employee during the entire fiscal year.

(6)	Fees earned for Mr. D’Angelo includes a $45,000 annual board retainer fee.

(7)
Mr. Garel was entitled to a $45,000 annual board retainer fee, $10,000 Audit Committee member retainer fee, $7,500 Compensation Committee member retainer fee, and a $7,500 Nominating and Corporate Governance Committee chairman retainer fee but he elected to receive restricted stock in lieu of his cash compensation for his Board and committee service.

(8)
Fees earned for Mr. Herskovits includes a $45,000 annual board retainer fee, $7,500 Compensation Committee member retainer fee, and $5,000 Nominating and Corporate Governance Committee member retainer fee.

(9)	Fees earned for Mr. Howard includes a $45,000 annual board retainer fee, $10,000 Audit Committee member retainer fee, and $5,000 Nominating and Corporate Governance Committee member retainer fee.

(10)
Fees earned for Mr. Ibbotson includes a $45,000 annual board retainer fee, $10,000 Compensation Committee chairman retainer fee, and $5,000 Nominating and Corporate Governance Committee member retainer fee.

(11)	Fees earned for Mr. Longfield includes a $45,000 annual board retainer fee, $10,000 Audit Committee member retainer fee, and $5,000 Nominating and Corporate Governance Committee member retainer fee.

(12)	Fees earned for Ms. McDowell includes a $45,000 annual board retainer fee.

(13)	Fees earned for Mr. Robson includes a $45,000 annual board retainer fee, $20,000 Audit Committee chairman retainer fee, and $5,000 Nominating and Corporate Governance Committee member retainer fee.

DIRECTOR INDEPENDENCE AND BOARD STRUCTURE

        Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based on the review of each director's background, employment and affiliations, including family relationships, the Board of Directors has determined that three of our seven current directors are "independent" under the applicable rules and regulations of the SEC and NASDAQ. The independent directors are Messrs. Longfield, Herskovits and Minner. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock. Mr. Hewitt was not deemed independent as a result of his service as our Chairman of the Board and controlling stockholder, Ms. McDowell was not deemed independent as a result of her familial relationship with Mr. Hewitt, Mr. D'Angelo was not deemed independent as a result of his prior employment status with the Company and Mr. Seal was not deemed independent as a result of his relationships with the Company.

        Mr. Hewitt serves as our Chairman of the Board of Directors. The Board historically has not designated a "lead independent director," but the Company’s Corporate Governance Guidelines provide that the Board may, at its election, select an independent director to serve as lead independent director.

        The Risk Committee was established to have oversight responsibility of the Company’s risk governance structure, risk management and to monitor the Company's operational risks. However, the Board of Directors expects the Company's management to take primary responsibility for identifying material risks the Company faces and communicating them to the Risk Committee and to the Board, developing and implementing appropriate risk management strategies responsive to those risks with oversight from the Risk Committee, and integrating risk management into the Company's decision-making processes. The Board of Directors regularly reviews information regarding the Company's credit, liquidity and operational risks as well as strategies for addressing and managing these risks. Certain other committees of the Board, such as the Audit and Compensation Committees, manage risks within their area of responsibility. In particular, the Audit Committee monitors financial, credit and liquidity risk issues, and the Compensation Committee monitors the Company's compensation programs so that those programs do not encourage excessive risk-taking by Company employees.

EXECUTIVE OFFICERS

        The following table sets forth certain information regarding our current executive officers:

Name	Age	Position(s)
Nicole Ossenfort	47	President and Chief Executive Officer
Nicholas E. Bates	37	Chief Financial Officer
Shaun York	36	Chief Operating Officer

Background and Experience of Executive Officers

Nicole Ossenfort.   Ms. Ossenfort has served as the President and Chief Executive Officer of the Company since February 2018. Ms. Ossenfort previously served as a director of the Company from November 2017 to February 2018 and as Vice President of the Company's 360 Accounting Solutions business from April 2017 to October 2017.  Ms. Ossenfort also has been a franchisee of Liberty Tax Service since 2002 with offices in South Dakota and Wyoming and was an Area Developer from 2004 to September 2017.  Ms. Ossenfort was employed in public accounting as an auditor at McGladrey & Pullen from 1994 to 1996.

Nicholas E. Bates.   Mr. Bates has served as the Company’s Chief Financial Officer since January 2018. Mr. Bates previously served as Vice President of Finance and Corporate Controller from September 2017 to December 2017 and as Vice President of Finance of the Company from September 2015 to August 2017. Prior to joining the Company, Mr. Bates spent five years with Catapult Learning, LLC, a portfolio company of JMI Equity and The Carlyle Group, most recently as Chief Financial Officer. Previously Mr. Bates served in various financial roles with MedQuist, Inc., a NASDAQ listed medical transcription company from 2001 to 2010.

Shaun York. Mr. York has served as the Chief Operating Officer of the Company since February 2018. Mr. York has been involved with Liberty Tax Service since 2003 when he started working with the Central Florida Area Developers.  He joined Liberty Tax as a franchisee in October of 2003.  Currently he owns multiple franchise locations in the Tampa, Florida area.  Over the last ten years, Mr. York has been an Area Developer in Tampa, Polk County and Brevard County in Florida and in Birmingham, Alabama (the latter of which was sold in 2016). Over the past five years, Mr. York has periodically worked as a consultant or an employee of the Company, serving in various operations roles.

Compensation of Executive Officers

On March 16, 2018, the Compensation Committee of the Board approved interim annual base salaries for Ms. Ossenfort and Mr. York in the amounts of $400,000 and $300,000, respectively, effective immediately for services provided on and after February 19, 2018. The Compensation Committee also approved the engagement of Pearl Meyer, a compensation consultant, to provide a market analysis and assessment of the competitiveness of the Company’s executive compensation program. The Compensation Committee intends to consider the total annual compensation to be provided to Ms. Ossenfort and Mr. York, including base salary, bonus, incentive and equity compensation, for fiscal year 2019 following the Compensation Committee’s review of the findings of Pearl Meyer.

On December 12, 2017, the Company entered into an employment agreement with Mr. Bates effective as of January 1, 2018. Under Mr. Bates' employment agreement, he is entitled to an annual base salary of $300,000. Mr. Bates is also entitled to an annual bonus with a target maximum of 50% of his base salary during the term of his employment agreement. The Board of Directors of the Company also authorized a grant to Mr. Bates of restricted stock units of the Company's Class A Common Stock valued at $400,000. In addition, on September 6, 2017, the Company entered into a retention bonus and restricted stock unit agreement with Mr. Bates which provided for (i) a retention bonus of $74,520, payable in two installments and (ii) a one-time grant of 5,342 restricted stock units, each of which represented the right to receive one share of the Company’s Class A Common Stock which would vest in two equal installments, provided that the executive officer remained employed with the Company on each vesting date.

COMPENSATION DISCUSSION AND ANALYSIS
The compensation provided to our "named executive officers" for the fiscal year ended April 30, 2017 is set forth in detail in the Summary Compensation Table for fiscal 2017 and other tables and the accompanying footnotes that follow this section. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in fiscal 2017 for our named executive officers.

      Our named executive officers during fiscal 2017 consisted of the following individuals:

Name	Position(s)
John T. Hewitt	Chairman, Chief Executive Officer and President
Kathleen E. Donovan	Vice President, Chief Financial Officer
Vanessa M. Szajnoga	Vice President, General Counsel
Michael Piper	Vice President, Financial Products
Richard G. Artese	Vice President, Chief Information Officer
James J. Wheaton (1)	Former General Counsel, Chief Compliance Officer and Vice President, Legal and Governmental Affairs

(1)	Mr. Wheaton left the Company in June 2016.

Compensation overview and objectives

        We strive to establish compensation practices that attract, retain and reward our senior management, and strengthen the mutuality of interests between our senior management and our stockholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our senior management with the creation of stockholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of senior management compensation with stockholder value creation primarily by providing a substantial portion of each executive's total annual compensation through annual performance bonuses and grants of long-term equity compensation. For fiscal 2017, the Compensation Committee tied the level of potential bonus payments for each of the named executive officers solely to company-wide financial performance objectives.

Determination of compensation

        Our Compensation Committee is responsible for determining our compensation and benefit plans generally, and has established and reviewed all compensatory plans and arrangements with respect to our named executive officers. The Compensation Committee meets not less than four times annually to specifically review and determine adjustments, if any, to all elements of compensation, including base salary, annual bonus compensation and long-term equity awards. The Compensation Committee annually evaluates the achievement of performance goals for the prior fiscal year and sets new performance goals for the current fiscal year. The Compensation Committee also meets additionally as needed to discuss compensation-related matters as they arise during the year.

     In addition, with respect to the compensation of our named executive officers, other than our Chief Executive Officer, the Compensation Committee seeks the input and recommendation of our Chief Executive Officer. Our Chief Executive Officer reviews each other named executive officer's overall performance and contribution to the Company at the end of each fiscal year and makes recommendations regarding their compensation to the Compensation Committee. Our Chief Executive Officer's compensation is determined solely by the Compensation Committee. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee regarding his compensation.

        The Compensation Committee does not generally rely on formulaic guidelines for determining the mix or levels of cash and equity-based compensation, but rather maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals. Subjective factors considered in compensation determinations include an executive's skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

        The Compensation Committee does not undertake, on an annual basis, any formal benchmarking or surveys of compensation for our competitors, but has instead relied primarily on our members' general knowledge of the competitive market. However, the Compensation Committee has engaged a compensation consultant from time to time and did so in 2017.

        During fiscal 2017, the Compensation Committee engaged Pearl Meyer to assist the Committee in assessing the compensation levels and compensation mix and features. As part of its engagement, Pearl Meyer assisted the Compensation Committee in reviewing the compensation paid by a peer group of companies to assess the competitiveness of the compensation of our executives. The peer group selected by the Compensation Committee, in consultation with Pearl Meyer, for purposes of evaluating compensation of the executives consisted of sixteen publicly-traded companies chosen because of their comparable revenues and/or market capitalization, status and size as franchisors, and/or their participation in our industry or similar industries. The peer group consisted of the following companies:

•	K12, Inc.

•	CBIZ, Inc.

•	1-800-FLOWERS.COM, Inc.

•	Resources Connection, Inc.

•	Blucora, Inc.

•	Strayer Education, Inc.

•	American Public Education, Inc.

•	GP Strategies Corporation

•	Capella Education Company

•	Nutrisystem, Inc.

•	Rosetta Stone, Inc.

•	Carriage Services, Inc.

•	Franklin Covey Co.

•	RE/MAX Holdings, Inc.

•	PRGX Global, Inc.

•	Cambium Learning Group, Inc.

     Based on the results of the 2017 compensation study by Pearl Meyer, the Compensation Committee approved in December 2016 the following changes to our compensation mix, beginning in fiscal 2017:

•
Mr. Hewitt received stock options which will vest over a period of four years and he received restricted stock units with one-half vesting after the second year following the grant and the other one-half vesting the fourth year following the grant date.

•
Restricted stock unit awards to named executive officers will vest over a period of five years with 25% vesting on the third and fourth year anniversaries of the grant date and the remaining 50% will vest on the fifth anniversary of the grant date.

•	Stock options and restricted stock unit awards to employees will vest over three years.

•
Future grants of stock options to the named executive officers and other employees may take the form of annual grants rather than multi-year grants, in order to make stock compensation a more integrated component of the annual compensation package and to link it more closely to performance.

Components of compensation for fiscal 2017

        For fiscal 2017, the compensation provided to our named executive officers consisted of base salary, annual bonus, long-term equity-based compensation, retirement benefits and other benefits, each of which is described in more detail below. We believe that the mix of cash- and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is properly balanced and provides us with an effective means to attract, motivate and retain our named executive officers, as well as reward them for creation of stockholder value.

Base Salary

        The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary amounts are established at the time of each named executive officer's initial employment with the Company, but are subject to upward adjustment by the Compensation Committee after its consideration of, among other factors, the scope of the executive's responsibilities, individual performance for the prior year, the mix of fixed compensation to overall compensation and consistency with what the Compensation Committee considers to be the market standard for compensation paid to similarly-situated executives at other companies.

        In fiscal 2017, employees received an average salary increase of approximately 3-5% of their fiscal 2016 salary, with the actual amount of any employee's increase determined based on fiscal 2016 performance.

Mr. Hewitt's base salary was raised to $534,000 as of May 1, 2016.

Ms. Donovan's annual base salary was raised to $345,050 as of January 2017.

Mr. Piper's annual base salary was raised to $244,400 as of January 2017.

Ms. Szajnoga's annual base salary was raised to $262,500 as of January 2017.

Mr. Wheaton, who left the company on June 13, 2016, had an annual base salary of $358,010.

Mr. Artese's annual base salary was raised to $226,600 as of January 2017.

Annual Bonuses

        We have an annual performance bonus plan (a short-term cash incentive bonus plan with annual financial, and in some cases, individual performance goals), through which we provide for cash bonus awards to certain of our senior employees, including all of our named executive officers. Annual bonuses, which are generally paid during June for the prior fiscal year's performance, are intended to compensate executives for achieving annual company-wide financial goals and, in some instances, individual performance goals. Under our bonus plan, our Compensation Committee establishes a target bonus amount (expressed as a percentage of base salary) for each of our executives that would become payable upon the achievement of our corporate performance metrics, subject to the Compensation Committee discretion. Target bonus amounts for fiscal 2017 were 100% of his base salary for Mr. Hewitt, 50% of base salary for Ms. Donovan and Mr. Wheaton, 40% of base salary for Mr. Piper and Mr. Artese, and 30% of base salary for Ms. Szajnoga. Actual bonuses were to be based upon the achievement of the applicable performance objectives. No bonuses were to be earned under the bonus plan unless income before income taxes exceeded the prior year's income before income taxes. Our Compensation Committee also had the discretion to award an additional bonus to the extent that the Company exceeded the target performance metrics.

        The target bonus amounts for Ms. Donovan, Ms. Szajnoga and Messrs. Hewitt, Wheaton, Artese and Piper were determined by our Compensation Committee based on consideration of our overall compensation program and market standards for compensation paid to similarly-situated executives at other companies based on their general knowledge of the competitive market. For fiscal 2017, eligibility for annual bonuses to each of the executives named above was based entirely upon achievement of company-wide performance goals relating to our U.S. systemwide revenue, total revenue and income before income taxes. The Compensation Committee added systemwide revenue as a bonus component in fiscal 2014 based on its determination that this non-GAAP measure, which reflects the total revenue base of the Company's franchise system, is an appropriate tool for evaluating the size of the overall enterprise that the Company's executive team is responsible for managing. The Compensation Committee added income before income taxes as a bonus component in fiscal 2017, as a replacement for EBITDA, based on its determination following the completion of the Pearl Meyer study that income before income taxes is a more relevant measure of the Company's performance. The performance goals for each of our named executive officers used in 2017 in determining the target bonus as a percentage of the officer's base salary are set forth below:

Name	Systemwide Revenue	Revenue	Income Before Income Taxes	Total target Bonus as Percentage of Base Salary
John T. Hewitt	25%	25%	50%	100%
Kathleen E. Donovan	25%	25%	50%	50%
Vanessa M. Szajnoga	25%	25%	50%	30%
Michael S. Piper	25%	25%	50%	40%
James J. Wheaton	25%	25%	50%	50%
Richard G. Artese	25%	25%	50%	40%

In addition to the goals described above; the committee approved a threshold metric such that, if income before income taxes does not exceed prior year income before income taxes, no bonuses would be paid.

     For fiscal 2017, our target goals, established in December 2016, were approximately $403.1 million of U.S. systemwide revenue, $178.6 million of total revenue or $36.1 million of income before income taxes. The Compensation Committee believed that these goals were ambitious but achievable. Accordingly, no bonuses were to be earned under the bonus plan for 2017 unless our income before income taxes was at least $31.1 million, the remaining minimum metrics were: (i) our U.S. systemwide revenue was at least $342.7 million, or (ii) our revenue was at least $151.8 million. Under the bonus plan, once the threshold amounts were achieved, payments were to be made in an amount equal to 25% of the potential bonus associated with each target for each additional 5% of the target achieved up to 100% of the target as illustrated in the table below:

Percentage of Target Achieved	Payout
85%	25%
90%	50%
95%	75%
100%	100% (1)

(1)	The Compensation Committee had the discretion to award an additional bonus to the extent the target performance metrics were exceeded.

 For example, if we achieved 85% of the revenue target, an officer with a 25% revenue component would receive 6.25% of the revenue bonus component (25% of 25%).

        The targets for each of U.S. systemwide revenue, total revenue and income before income taxes were established by the Compensation Committee in December 2016 based on the Company's fiscal 2017 budget adopted by the Board of Directors in September 2016.

        In June 2017, as had been its practice in prior years, the Compensation Committee evaluated the extent to which the named executive officers would be eligible for bonuses with respect to the Company's fiscal 2017 performance, based on the Company's unaudited financial statements available to the Compensation Committee at that time. That analysis indicated that the Company had failed to achieve performance on income before income taxes which was the threshold to which any bonus amounts were to be paid. Although certain of these performance metrics were achieved, with the failure to achieve the income before income taxes threshold, which is required before any bonuses were to be paid, the Compensation Committee, in its discretion, determined that none of the named executive officers would receive a bonus payment for fiscal 2017.

Long-term equity compensation

1998 Stock Option Plan

        Originally effective as of May 1, 1998, and as subsequently extended effective May 1, 2008, our 1998 Stock Option Plan, or the 1998 Plan, was designed to assist in attracting, retaining and motivating employees, non-employee directors and other independent contractors of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company.

        Our Board of Directors administers the 1998 Plan and is authorized to, among other things, designate participants, grant options, determine the terms and conditions relating to options, including vesting, prescribe option agreements, interpret the stock option plan and to make any other determinations that it deems necessary or advisable for the administration of the 1998 Plan.

        The Board of Directors has the ability to amend or terminate the 1998 Plan at any time, provided that no amendment or termination will be made without stockholder approval to increase the aggregate number of shares that may be issued under the plan (except in the case of certain corporate transactions as described above), to modify eligibility under the plan or to increase materially the benefits accruing to participants under the plan. The Board of Directors may also suspend or terminate the 1998 Plan at any time, provided such termination does not adversely affect the rights of any option holders. Unless sooner terminated, the 1998 Plan will terminate on April 30, 2018.

        With the adoption in August 2011 of the 2011 Equity and Cash Incentive Plan described below, no further options are expected to be granted under the 1998 Plan.

        Our 1998 Plan provides that the Board of Directors may determine the vesting schedule of options granted. As of April 30, 2017, all options granted under the 1998 Plan to our named executive officers had become fully vested.

2011 Equity and Cash Incentive Plan

        On August 26, 2011, in consideration of the benefits of long-term equity incentive awards and upon the recommendation of our Compensation Committee, our Board of Directors adopted the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan (referred to as the "2011 Equity and Cash Incentive Plan" or the "2011 Plan"). The 2011 Plan was subsequently approved by our stockholders on August 30, 2011. The Plan provides us with the ability to utilize different types of equity incentive awards (compared to only the stock options available under the 1998 Plan) as a part of our overall compensation structure.

        Key features of the 2011 Plan include:

•	All stock options, stock appreciation rights and other purchase rights must have an exercise price that is not less than the fair market value of the underlying stock on the grant date.

•
The maximum number of shares of our Class A Common Stock available under the 2011 Plan is 940,595 (as of July 21, 2017, including shares that had been previously available under the 1998 Plan). The maximum number of shares of our Class A Common Stock that may be issued under the 2011 Plan may be issued under any type of award, including incentive stock options.

•	The 2011 Plan does not include any reload or "evergreen" share replenishment features.

•	Without stockholder approval, we may not reprice awards or repurchase awards that are subject to forfeiture or have not yet vested.

•	Any material amendments to the 2011 Plan require stockholder approval.

•	The 2011 Plan is administered by our Compensation Committee.

•
No dividends or dividend equivalents may be granted in connection with options, Stock Appreciation Rights ("SARs") or other stock-based awards in the nature of purchase rights (as defined below). No dividends or dividend equivalents may be paid in connection with a performance-based award unless and until the underlying performance conditions are achieved, and any such dividends or dividend equivalents will accumulate (without interest) and become payable only at the time and to the extent the applicable award becomes payable or nonforfeitable.

        In determining the actual number of options awarded to our named executive officers, the Board of Directors considered our past grant practices and determined awards that were consistent with our overall compensation objectives. Those objectives include providing a substantial portion of named executive officer compensation in the form of long-term equity-based compensation and aligning our named executive officers' interests with those of our stockholders. Historically, the Board of Directors determined the actual number of options to be awarded to our named executive officers during a given fiscal year by assessing targeted long-term ownership levels and the relative percentage of total equity outstanding that each option grant represents.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth information about our outstanding stock grants and remaining shares available as of April 30, 2017 under the 2011 Plan:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,563,700	$17.52	1,082,412
Equity compensation plans not approved by security holders	—	—	—
Total	1,563,700	$17.52	1,082,412

Retirement Benefits

        In fiscal 2017, each of our named executive officers had the opportunity to participate in our 401(k) plan on the same basis as our other employees. We believe that the 401(k) plan provides an enhanced opportunity for our named executive officers to plan for and meet their retirement savings needs. This plan is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the 401(k) plan, participants may elect to make pre-tax savings deferrals of up to 86% of their compensation each calendar year, subject to annual limits on such deferrals (e.g., $18,000 in both the 2015 and 2016 calendar years) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions ($6,000 in both the 2015 and 2016 calendar years) imposed by the Code.

        We may, in our discretion on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional Company contributions. Historically, we have matched 50% of the amount contributed by a participant, up to 3% of the participant's bi-weekly compensation subject to applicable limits pursuant to Section 401(a)(17) of the Code. Each of our named executive officers participated in our 401(k) plan during fiscal 2017 and received matching contributions.

Perquisites and Other Benefits

        In fiscal 2017, our named executive officers were eligible to receive the same benefits, including life and health benefits, which were available to all employees.

Section 162(m) and the Material Terms of the Performance Goals

        The Compensation Committee may consider Section 162(m) of the Code when setting performance goals for our named executive officers. Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain "performance-based" compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. The Compensation Committee may consider Section 162(m)'s conditions for deductibility when structuring compensation arrangements for our executive officers, including our named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that we may not be able to deduct a portion of executive compensation.

Compensation Risk Assessment

        As part of its oversight of our executive compensation program, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, the Compensation Committee reviews all of our compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a material risk to us. The Compensation Committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of our overall compensation program, taken as a whole, do not encourage undesired or unintentional risk taking of a material nature. This conclusion is based on, among other factors, the level of base salaries paid by us, the balance of short-term and long-term incentive compensation, and the establishment of goals and thresholds in compensation plans and awards that are believed to be aggressive, but achievable. The Compensation Committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

2017 SUMMARY COMPENSATION TABLE
The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the years ended April 30, 2017, 2016 and 2015. The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees.

Name and Principal Position	Fiscal Year Ended April 30,	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
John T. Hewitt, Chairman, President and Chief Executive Officer	2017	$524,350	$—	$287,494	$862,500	$—	$15,731	$1,690,075
	2016	1	—	—	—	—	—	1
	2015	526,503	—	—	—	—	3,321	529,824
Kathleen E. Donovan, Vice President, Chief Financial Officer	2017	338,092	—	400,000	—	—	10,143	748,235
	2016	335,000	—	—	—	—	10,437	345,437
	2015	335,000	—	—	—	—	143,207	478,207
Vanessa M. Szajnoga, Vice President, General Counsel	2017	260,160	—	350,003	—	—	7,598	617,761
	2016	166,702	—	26,207	153,900	—	5,141	351,950
Michael S. Piper, Vice President, Financial Products	2017	237,893	—	350,003	—	—	7,137	595,033
	2016	222,769	60,000(5)	—	—	—	8,685	291,454
	2015	173,744	—	—	210,600	—	6,935	391,279
James J. Wheaton, Former General Counsel, Chief Compliance Officer and Vice President, Legal and Governmental Affairs (6)	2017	49,571	—	—	—	—	568,336	617,907
	2016	358,010	—	—	393,000	—	9,845	760,855
	2015	356,421	—	—	—	—	14,316	370,737
Richard G. Artese, Vice President Chief Information Officer	2017	222,031		200,000	—	—	6,238	428,269
	2016	220,000	—	—	—	—	5,712	225,712
	2015	208,038	—	—	400,000	—	10,456	618,494

(1)
Amounts in this column reflect the grant date fair value of stock awards granted to each named executive officer under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value as determined by the Board of Directors, of the Company's stock on the date of the grant. Assumptions used in the calculation of these amounts are included in Note 10 to the Company's audited financial statements for the fiscal year ended April 30, 2017, included in our 2017 Annual Report.

(2)
Amounts in this column reflect the grant date fair value of the options granted to each named executive officer under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors, of the Company's stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 10 to the Company's audited financial statements for the fiscal year ended April 30, 2017, included in our 2017 Annual Report.

(3)	Amounts in this column were paid under the Company's annual cash bonus plans. No bonuses were paid in fiscal 2017, 2016 or fiscal 2015.

(4)
For all individuals, these amounts reflect the Company’s matching contributions under its 401(k) plan. The 2017 amount for Mr. Wheaton also includes a $566,849 severance payment. The 2015 amount for Ms. Donovan also includes a $132,430 relocation allowance payment.

(5)	Mr. Piper was appointed as an executive officer in September 2014. The bonus amount for fiscal 2016 reflects a $60,000 retention bonus under the Company's 2016 annual cash bonus plan.

(6)	Mr. Wheaton left the Company on June 13, 2016.

GRANTS OF PLAN BASED AWARDS
        The following table sets forth information regarding grants of plan based awards to each of the named executive officers during the fiscal year ended April 30, 2017.

					All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (5)
		Estimated Future Payments under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold(1)	Target	Maximum(2)
John T. Hewitt		$—	$534,003	$—	—	—	$—	$—
	12/9/2016	—	—	—	—	311,211	12.60	796,699
	12/9/2016	—	—	—	—	28,860	13.86	65,801
	12/9/2016	—	—	—	22,817	—	—	287,494
Kathleen E. Donovan		—	172,525	—	—	—	—	—
	12/9/2016	—	—	—	31,746	—	—	400,000
Vanessa M. Szajnoga		—	131,250	—	—	—	—	—
	12/9/2016	—	—	—	27,778	—	—	350,003
Michael S. Piper		—	97,760	—	—	—	—	—
	12/9/2016	—	—	—	27,778	—	—	350,003
James J. Wheaton(6)		—	—	—	—	—	—	—
Richard G. Artese		—	90,640	—	—	—	—	—
	12/9/2016	—	—	—	15,873	—	—	200,000

(1)
No bonuses were to be earned under the 2017 annual bonus plan unless our income before income taxes was at least $31.1 million, the remaining minimum metrics were (i) our U.S. systemwide revenue was at least $342.7 million, or (ii) our revenue was at least $151.8 million. Although certain of these metrics were achieved, since the income before income taxes metric was not achieved, the Compensation Committee, in its discretion, determined that none of the named executive officers would receive a bonus payment for fiscal 2017.

(2)	The Compensation Committee has the discretion to award an additional incentive bonus to the extent we exceed the target performance metrics.

(3)	Represents restricted stock units.

(4)
Represents incentive stock option awards and non-qualifying option awards in the amounts of 311,211 and 28,860, respectively, awarded to Mr. Hewitt during fiscal 2017. Each grant vests annually over a four year period from the date of the grant.

(5)
Amounts in this column reflect the grant date fair value of the restricted stock units and options granted to each named executive officer under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors, of the Company's stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 10 to the Company's audited financial statements for the fiscal year ended April 30, 2017, included in our 2017 Annual Report.

(6)	Mr. Wheaton left the company in June 2016, prior to February 15 of the fiscal year; therefore, according to his employment agreement, he was not eligible for a bonus in fiscal 2017.

OUTSTANDING EQUITY AWARDS AT YEAR END
        The following table sets forth information regarding outstanding stock awards held by our named executive officers at April 30, 2017. All grants noted below made prior to calendar year 2013 were made under the Company's 1998 Stock Option Plan; all other grants were made under the 2011 Equity and Cash Incentive Plan.

		Number of Securities Underlying Unexercised Options (#)				Unvested Stock Awards
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	Number (#)	Market Value ($) (1)
John T. Hewitt	6/4/2010	6,060	—	$16.50	(2)	—	—
	6/4/2010	68,940	—	15.00	(2)	—	—
	9/20/2013	15,189	—	19.75	(3)	—	—
	9/20/2013	209,811	—	17.95	(3)	—	—
	12/9/2016					22,817(4)	320,579
	12/9/2016	—	311,211	12.60	(5)
	12/9/2016	—	28,860	13.86	(5)
Kathleen E. Donovan	2/1/2014	105,000	70,000	26.18	(6)	—	—
	12/9/2016				(7)	31,746(7)	446,031
Vanessa M. Szajnoga	9/20/2013	1,600	—	17.95	(8)	—	—
	11/24/2015	20,000	10,000	22.53	(9)	—	—
	9/18/2015					756(10)	10,622
	9/18/2014					167(11)	2,346
	12/9/2016					27,778(7)	390,281
Michael S. Piper	6/3/2011	25,000	—	15.00	(12)	—	—
	3/13/2015	10,000	20,000	29.48	(13)	—	—
	12/9/2016					27,778(7)	390,281
James J. Wheaton (15)
Richard G. Artese	9/18/2014	10,001	29,999	33.38	(14)	—	—
	12/9/2016					15,873(7)	223,016

(1)
Amounts reflect the number of restricted stock units that have not vested multiplied by the market value of $14.05 per share, which was the closing market price of the Company's Common Stock April 30, 2017.

(2)	Options vested in equal annual installments in 2012 and 2013 with the expiration date for such options being five years after the date that they vested (April 15, 2017 and 2018, respectively).

(3)
Options vested in equal annual installments in 2014, 2015 and 2016 with the expiration date for such options being five years after the date that they vested (April 15, 2019, 2020 and 2021, respectively).

(4)	Represents restricted stock units with a vesting schedule of 50% after year two, in 2018, and 50% after year four, in 2020.

(5)
Options vest in equal annual installments on the anniversary dates in 2017, 2018, 2019, 2020, with the expiration for such options being five years after the date they vest (2022, 2023, 2024, and 2025, respectively)

(6)
Options vest in equal annual installments in 2014, 2016, 2017, 2018 and 2019 with the expiration date for such options being five years after the date that they vest (August 1, 2019 and February 1, 2021, 2022, 2023 and 2024, respectively).

(7)	Represents restricted stock units with a vesting schedule of 25% after year 3, in 2019, 25% after year four, in 2020, and 50% after year five, 2021.

(8)
Options granted on June 1, 2012 vested on December 1, 2012 and those granted on September 20, 2013 vested on March 20, 2014 with the expiration date for such options being four and one half years after the date that they vested (June 1, 2017 and September 20, 2018, respectively).

(9)
Options vest in equal annual installments on November 24, 2016, 2017 and 2018 with the expiration date for such options being five years after the date that they vest (November 24, 2021, 2022, and 2023, respectively).

(10)	Represents restricted stock units which vest in annual equal installments in September 2017 and 2018.

(11)	Represents restricted stock units which vest in September 2017.

(12)
Options vested in annual equal installments in 2012, 2013 and 2014 with the expiration date for such options being five years after the date that they vested (April 15, 2017, 2018 and 2019 respectively).

(13)
Options vest in installments of 20,000 and 10,000 in 2016 and 2017 with the expiration date for such options being five years after the date that they vest (10,000 each on March 13, 2021, September 19, 2021 and September 19, 2022).

(14)
Options vest in equal annual installments in 2015, 2016, 2017, 2018, 2019 and 2020 with the expiration date for such options being five years after the date that they vested (September 18, 2020, 2021, 2022, 2023, 2024 and 2025, respectively).

(15)	Mr. Wheaton did not have any equity awards outstanding at April 30, 2017.

OPTIONS EXERCISED AND STOCK VESTED
During fiscal 2017, Vanessa Szajnoga had 546 restricted stock units vest, for a total market value of $6,891, which represents the market price at the time of vesting.

None of the other named executive officers exercised stock options during the year ended April 30, 2017.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2017
        In 2012, we adopted our Non-Qualified Deferred Compensation Plan ("NQDCP"), which became effective December 1, 2012. The NQDCP provides that executives who meet minimum compensation requirements are eligible to defer up to 100% of their salaries and up to 100% of their bonuses. We have agreed to credit the participants' contributions with earnings that reflect the performance of certain independent investment funds. The benefits under this plan are unsecured and are general assets of the Company. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with the Company for any reason or at a later date to comply with the restrictions of Section 409A of the Code. Participants may elect to receive their payments in a lump sum or installments. The Company does not make matching or other discretionary contributions to participant accounts.

        The following table shows the non-qualified deferred compensation activity for each of the named executive officers who participated in our NQDCP during fiscal 2017.

Name	Executive Contributions in Fiscal 2017 (1) (2)	Aggregate Earnings in Fiscal 2017 (3)	Aggregate Withdrawals/Distributions	Aggregate Balance at April 30, 2017
John T. Hewitt	$—	$118	$—	$152,090
Michael S. Piper	9,219	4,476	—	33,273

(1)	Amounts shown in this column for the NQDCP are included in the "Salary" column of the "Summary Compensation Table."

(2)	The following amounts contributed to the NQDCP by the executive have also been reported in the Summary Compensation Table as compensation for fiscal 2017: Mr. Piper, $9,219.

(3)	The amounts shown in this column are not included in the "Summary Compensation Table" because they are not preferential or above market.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
        None of our named executive officers for fiscal 2017 have a change in control agreement. However, the employment agreements we entered into with each of the named executive officers entitle them to certain payments under their respective employment agreements upon certain qualifying terminations. The following describes certain terms of the employment agreements with our named executive officers in effect as of April 30, 2017.

        Ms. Donovan and Messrs. Hewitt, Wheaton and Artese.    Under the employment agreements with Ms. Donovan and Messrs. Hewitt, Wheaton and Artese, the named executive officer is entitled to certain payments if his or her employment is terminated by him or her for Good Reason (as defined under the employment agreement), by us without Cause (as defined under the employment agreement) or as a result of the named executive officer's Employment-Related Death or Disability (as defined under the employment agreement).

        If the named executive officer's employment is terminated by him or her for Good Reason, by us without Cause or as a result of his or her Employment-Related Death or Disability, he or she is entitled to the following: (i) the payment of his or her base salary through the date of termination; (ii) the payment of an amount equal to his or her monthly base salary multiplied by 12 if employed less than 5 years or 18 if employed more than 5 years, except for Mr. Hewitt, whose agreement provides for the payment of an amount equal to his monthly base salary multiplied by 18; (iii) the payment of an amount equal to the pro-rated bonus to which he or she would have been entitled; (iv) the accelerated vesting of any incentive stock awards, including options, that were not vested as of the date of his or her termination; (v) continued coverage at our expense under any medical, dental, life insurance and disability policies for a period of 12 months or 18 months depending on the length of employment, except for Mr. Hewitt, whose agreement provides for 18 months continued coverage, unless the named executive officer becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer; and (vi) any other amounts or benefits required to be paid to the named executive officer or that he or she is eligible to receive under any plan, program, policy or practice or contract or agreement with us.

        Ms. Szajnoga and Mr. Piper. Under the employment agreements with Ms. Szajnoga and Mr. Piper, the named executive officer is entitled to certain payments if his or her employment is terminated by him or her for Good Reason (as defined under the employment agreement), by us without Cause (as defined under the employment agreement) or as a result of his or her Employment-Related Death or Disability (as defined under the employment agreement).

        If the named executive officer's employment is terminated by him or her for Good Reason, by us without Cause or as a result of his or her Employment-Related Death or Disability, he or she is entitled to the following: (i) the payment of his or her base salary through the date of termination; (ii) the payment of an amount equal to his or her monthly base salary multiplied by 12; (iii) the payment of an amount equal to the pro-rated bonus to which he or she would have been entitled, subject to his or her date of termination having been after February 15 of the fiscal year in which the termination occurs; (iv) the accelerated vesting of any incentive stock awards, including options, that were not vested as of the date of his or her termination; (v) continued coverage at our expense under any medical, dental, life insurance and disability policies for a period of twelve months, unless he or she becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer; (vi) any other amounts or benefits required to be paid to the named executive officer or that he or she is eligible to receive under any plan, program, policy or practice or contract or agreement with us.

All Named Executive Officers.    If the named executive officer's employment is terminated by him or her without Good Reason, by us for Cause or due to his or her Disability (as defined under the employment agreement), other than as a consequence of Employment-Related Death or Disability, the named executive officer is only entitled to the payment of his or her salary through the date of termination.

        If the named executive officer's employment is terminated as a result of his or her death or Disability (other than as a consequence of Employment-Related Death or Disability), he or she is entitled to his or her base salary through the date of his or her termination, as well as the pro-rata bonus to which he or she would have been entitled.

Potential Payments Upon Termination of Employment

        The following table shows the potential payments upon each named executive officer's termination. The amounts calculated in the table assume the termination occurred on April 30, 2017 and that the executive officer was paid in a lump sum payment. The Employment Agreement of Mr. Hewitt provides for a lump-sum payment of the base salary component; the Employment Agreements of Ms. Donovan, Mr. Piper, Mr. Wheaton, Mr. Artese and Ms. Szajnoga provide for multiple payments.

	Severance Compensation		Benefits and Perquisites
Name	Severance	Bonus	Unvested Stock Awards(1)	Welfare Benefits	Total
John T. Hewitt
Voluntary termination without Good Reason	$—	$—	$—	$—	$—
Voluntary termination for Good Reason	801,005	—	777,318	16,604	1,594,927
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	801,005	—	777,318	16,604	1,594,927
Employment-Related Death or Disability	801,005	—	777,318	16,604	1,594,927
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
Kathleen E. Donovan
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	345,050	—	446,031	19,751	810,832
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	345,050	—	446,031	19,751	810,832
Employment-Related Death or Disability	345,050	—	446,031	19,751	810,832
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
Vanessa M. Szajnoga
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	262,500	—	403,249	7,733	673,482
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	262,500	—	403,249	7,733	673,482
Employment-Related Death or Disability	262,500	—	403,249	7,733	673,482
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
Michael S. Piper
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	244,400	—	390,281	7,540	642,221
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	244,400	—	390,281	7,540	642,221
Employment-Related Death or Disability	244,400	—	390,281	7,540	642,221
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—
Richard G. Artese
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	226,600	—	223,016	19,688	469,304
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	226,600	—	223,016	19,688	469,304
Employment-Related Death or Disability	226,600	—	223,016	19,688	469,304
Other Death	—	—	—	—	—
Other Disability	—	—	—	—	—

(1)
Calculated based on the closing price of the Company's Class A Common stock on April 30, 2017, which was $14.05 per share; and the exercise price of unvested options, which ranges between $12.60 and $33.38 per share and restricted stock units.

Retention Bonus Awards

On September 6, 2017, the Company entered into a retention bonus and restricted stock unit agreement with each of Kathleen E. Donovan, our then Vice President, Chief Financial Officer, Vanessa M. Szajnoga, our then Vice President and General Counsel, and Richard G. Artese, our then Vice President, Chief Information Officer. Each agreement provided for (i) a retention bonus, payable in two installments and (ii) a one-time grant of restricted stock units, each of which represented the right to receive one share of the Company’s Class A Common Stock which would vest in two equal installments, provided that the named executive officer remained employed with the Company on each vesting date.  If the named executive officer’s employment was terminated by such officer for Good Reason, by the Company without Cause or as a result of his or her Employment-Related Death or Disability (as each of those capitalized terms are defined by the agreement), then the restricted stock units immediately vested and the retention bonus would become immediately due and payable.

Other Arrangements Affecting Potential Payments Upon Termination
Ms. Donovan. In December 2017, Ms. Donovan entered into a release agreement with us which provided for Ms. Donovan to receive certain termination payments set forth in her employment agreement with us. Pursuant to the release agreement, Ms. Donovan relinquished all rights to a bonus as defined in her employment agreement. In addition, the release agreement provided that only the unvested stock incentives that were granted to Ms. Donovan in calendar year 2016 became fully vested and exercisable pursuant to her employment agreement. Ms. Donovan relinquished all rights to any stock options and other grants not specifically addressed in the release agreement.
       Ms. Szajnoga and Mr. Artese. In December 2017, Ms. Szajnoga and Mr. Artese entered into new employment agreements with us whereby each officer is entitled to certain payments if his or her employment is terminated by him or her for Good Reason (as defined by the employment agreement), by us without Cause (as defined by the employment agreement) or as a result of his or her Employment-Related Death or Disability (as defined by the employment agreement).

        If the employment of Ms. Szajnoga or Mr. Artese is terminated by him or her for Good Reason, by us without Cause or as a result of his or her Employment-Related Death or Disability, he or she is entitled to the following: (i) the payment of his or her base salary through the date of termination; (ii) the payment of an amount equal to his or her monthly base salary multiplied by 18 if within the first twelve months of the agreement, thereafter his or her monthly base salary multiplied by 12; (iii) the accelerated vesting of any incentive stock awards, including options, that were not vested as of the date of his or her termination; (iv) continued coverage at our expense under any medical, dental, life insurance and disability policies for a period of twelve months, unless he or she becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer; and (v) any other amounts or benefits required to be paid to him or her or that he or she is eligible to receive under any plan, program, policy or practice or contract or agreement with us.

Severance Payments Upon Termination of Employment

John T. Hewitt. On September 5, 2017, the Board of Directors of the Company terminated the employment of John T. Hewitt as Chief Executive Officer. Under the terms of his employment agreement, Mr. Hewitt received a cash payment of $801,005. In addition, Mr. Hewitt received the accelerated vesting of incentive equity awards that were not vested as of September 5, 2017, consisting of the following: (i) 340,071 stock options (based on the exercise prices of unvested options, which ranged between $12.60 and $13.86 per share) with an intrinsic value of approximately $171,166 (based on the closing price of $13.15 per share of the Company’s Class A common stock on September 5, 2017); and (ii) 22,817 restricted stock units with a market value of approximately $300,044 (based on the closing price of $13.15 per share); and 18 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $16,604, unless Mr. Hewitt becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer.

Kathleen E. Donovan. On November 7, 2017, Kathleen E. Donovan, Vice President, Chief Financial Officer of the Company, resigned effective December 31, 2017. Under the terms of her employment, retention and release agreements, Ms. Donovan will receive a cash payment of $345,050. In addition, Ms. Donovan received the accelerated vesting of incentive equity awards that were not vested as of December 31, 2017, consisting of the following: (i) 33,532 restricted stock units with a market value of approximately $358,122 (based on the closing price of $10.68 per share); and (ii) 18 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $19,751, unless Ms. Donovan becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer.

Vanessa M. Szajnoga. On February 23, 2018, Vanessa M. Szajnoga, Vice President and General Counsel of the Company, resigned from the Company. Under the terms of her employment and retention agreements, Ms. Szajnoga received a cash payment of $581,250. In addition, Ms. Szajnoga received the accelerated vesting of incentive equity awards that were not vested as of February 23, 2018, consisting of the following: (i) 10,000 stock options based on the exercise price of $22.53 per share with an intrinsic value of approximately $0 (based on the closing price of $8.42 per share of the Company’s Class A common stock on February 23, 2018); and (ii) 55,454 restricted stock units with a market value of approximately $466,923 (based on the closing price of $8.42 per share); and (iii) 12 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $7,733, unless Ms. Szajnoga becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer.

Michael S. Piper. On September 5, 2017, Michael S. Piper, Vice President, Financial Products of the Company, retired from the Company.  In connection with his retirement, Mr. Piper continued to receive his salary and benefits through the date of termination of employment, but did not receive any cash severance payment or change in the terms of outstanding equity incentive awards.

Richard G. Artese. On February 23, 2018, Richard G. Artese, Vice President, Chief Information Officer of the Company, resigned from the Company. Under the terms of his employment and retention agreements, Mr. Artese received a cash payment of $427,980. In addition, Mr. Artese received the accelerated vesting of incentive equity awards that were not vested as of February 23, 2018, consisting of the following: (i) 19,999 stock options based on the exercise prices of $33.38 per share with an intrinsic value of approximately $0 (based on the closing price of $8.42 per share of the Company’s Class A common stock on February 23, 2018); and (ii) 24,505 restricted stock units with a market value of approximately $206,332 (based on the closing price of $8.42 per share); and (iii) 12 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $19,688, unless Mr. Artese becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 19, 2018, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers for fiscal 2017;

•	each of our current executive officers; and

•	all of our current directors and executive officers as a group.

        Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of April 19, 2018. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of capital stock shown that they beneficially own.

Our calculation of the percentage of beneficial ownership is based on 14,023,020 shares of our Class A common stock and equivalents (including 1,000,000 shares of Class A common stock issuable upon exchange of certain exchangeable shares and 200,000 shares of Class A common stock issuable upon conversion of shares of our Class B common stock) outstanding as of April 19, 2018.

Shares of Class A common stock subject to stock options currently exercisable, or exercisable within 60 days of April 19, 2018, and restricted stock units for which shares are issuable within 60 days of April 19, 2018, are deemed to be outstanding for computing the percentage ownership of the person holding those securities and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

	Shares of Class A Common Stock Beneficially Owned
	Number	Percent
5% Stockholders:
Steven Ibbotson (1)	3,095,127	22.1%
Cannell Capital LLC (2)	958,890	6.8%
Royce & Associates, LP (3)	747,210	5.3%
Named Executive Officers, Current Executive Officers, Directors, and Director Nominees:
Richard G. Artese (4)	N/A	*
Nicholas E. Bates (5)	20,321	*
Patrick A. Cozza	—	*
Gordon D'Angelo (6)	32,541	*
Kathleen E. Donovan (7)	N/A	*
Thomas Herskovits (8)	2,671	*
John T. Hewitt (9)	1,946,665	13.9%
Ross N. Longfield (10)	45,208	*
Ellen M. McDowell (11)	84,518	*
Lawrence Miller	—	*
G. William Minner, Jr.	—	*
Nicole Ossenfort	—	*
Michael S. Piper (12)	N/A	*
John Seal (13)	25,000	*
Vanessa M. Szajnoga (14)	N/A	*
James J. Wheaton (15)	N/A	*
Shaun York (16)	750	*
All current executive officers and directors as a group (10 persons)	2,157,674	15.3%

•	Represents beneficial ownership of less than 1%.

(1)
Based on the Schedule 13G filed by Mr. Ibbotson on March 16, 2018. Includes 2,000,000 shares of Class A common stock owned by Datatax Business Services Limited ("Datatax") and 1,000,000 shares of Class A common stock issuable upon the exchange of the exchangeable shares owned by Datatax. Steven Ibbotson, a former director of the Company, owns a 100% interest in Datatax. As a result, Mr. Ibbotson is deemed to beneficially own the 3,000,000 shares of Class A common stock held by Datatax. The address for Datatax is 2109 Oxford St., London, Ontario, Canada NSY 553.

(2)	Based on the Schedule 13D filed by Cannell Capital LLC ("Cannell") on April 4, 2018. The address for Cannell is 245 Meriwether Circle, Alta, Wyoming 83414.

(3)	Based on the Schedule 13G/A filed by Royce and Associates LP (“Royce”) on January 22, 2018. The address for Royce is 745 Fifth Avenue, New York, New York 10151.

(4)	Mr. Artese left the Company in February 2018.

(5)	Includes 18,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of April 19, 2018 and 2,321 shares of Class A common stock.

(6)	Includes 30,847 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of April 19, 2018 and 1,694 shares of Class A common stock.

(7)	Ms. Donovan left the Company in December 2017.

(8)	Includes 2,671 shares of Class A common stock.

(9)	Based on the Schedule 13G/A filed by Mr. Hewitt on February 14, 2018.

(10)	Includes 32,745 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of April 19, 2018 and 12,463 shares of Class A common stock.

(11)
Includes (i) 32,745 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of April 19, 2018, (ii) 44,273 shares of Class A common stock owned by Ms. McDowell, and (iii) 7,500 shares of Class A common stock held in a trust of which Ms. McDowell is the trustee.

(12)	Mr. Piper left the Company in September 2017.

(13)	Includes 25,000 shares of Class A common stock.

(14)	Ms. Szajnoga left the Company in February 2018.

(15)	Mr. Wheaton left the company in June 2016.

(16)	Includes 750 shares of Class A common stock.

PRINCIPAL ACCOUNTING FEES AND SERVICES
        The following table presents fees for professional services rendered by KPMG for the audit of our annual financial statements for the fiscal years ended April 30, 2017 and 2016, and fees billed for other services rendered by KPMG for those years. Fees disclosed below include fees actually billed and expected to be billed for services relating to the applicable fiscal year.

Fiscal Year	2017	2016
Audit fees	$761,486	$482,678
Tax fees	144,917	106,800
All other fees	1,650	1,650
Total fees	$908,053	$591,128

Audit fees consist of fees for professional services rendered for the audit of the Company's financial statements and review of financial statements included in our quarterly reports and services typically provided by the independent auditor in connection with statutory and regulatory filings or engagements.

        Tax fees consist of fees for services related to tax compliance, tax planning, tax consultation and tax advice. The amounts included in the table above consist of fees incurred relating to tax compliance, tax credit studies and other tax advisory services.

All other fees consist of license fees for accounting research software.

The Audit Committee has adopted policies and procedures for pre-approving audit and non-audit services performed by the independent auditor so that the provision of such services does not impair the auditor's independence. Under the Audit Committee's pre-approval policy, the terms and fees of all engagements require specific Audit Committee approval.

        In determining whether to pre-approve audit or non-audit services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. These factors are considered as a whole and no one factor is necessarily determinative. The Audit Committee considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. The Audit Committee may determine for each fiscal year the appropriate ratio between fees for audit services and fees for audit-related services, tax services and all other services.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

        The Audit Committee concluded that the provision of non-audit services provided to the Company by KPMG during the 2017 fiscal year was compatible with maintaining the independent accountant's independence.

RESIGNATION AND APPOINTMENT OF AUDITOR

On December 8, 2017, KPMG resigned as the independent registered public accounting firm of the Company, effective immediately.

KPMG's reports on the Company's financial statements for the fiscal years ended April 30, 2017 and April 30, 2016 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  In addition, there were no disagreements between the Company and KPMG on accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the disagreement in their reports for such periods, or any subsequent interim period preceding KPMG's resignation. The Company authorized KPMG to respond fully to the inquiries of any successor independent registered public accounting firm.

KPMG expressed to the Audit Committee and Company management its concern that the actions of former Chief Executive Officer John T. Hewitt, who remains the Chairman of the Board and controlling stockholder as the sole holder of the Company's outstanding Class B common stock, have created an inappropriate tone at the top which leads to ineffective entity level controls over the organization. Prior to the termination of Mr. Hewitt’s employment as Chief Executive Officer of the Company on September 5, 2017, the Audit Committee oversaw an investigation of allegations of misconduct by Mr. Hewitt. In particular, KPMG noted that Mr. Hewitt took actions to replace two independent members of the Board around the time information relating to this investigation appeared in media reports. KPMG also noted that following the replacement by Mr. Hewitt of two Class B directors, the chair of the Audit Committee retired from the Board, the Company's Chief Financial Officer announced her intention to resign from the Company, and another independent member of the Board announced that he would not stand for reelection at the Company's next annual meeting.  Further, KPMG was made aware that following his termination as Chief Executive Officer, Mr. Hewitt may have continued to interact with franchisees and area developers of the Company.  Although Mr. Hewitt stated to KPMG during a meeting on November 9, 2017 that he would not reinsert himself into the management of the Company, in light of Mr. Hewitt's actions and his ability to control the Board as the sole holder of the Class B common stock, KPMG informed the Audit Committee and management that it had concerns regarding the Company's internal control over financial reporting as related to integrity and tone at the top and such matters should be evaluated as potential material weaknesses.

Specifically, KPMG informed the Audit Committee and management that Mr. Hewitt's past and continued involvement in the Company's business and operations, including his continued interactions with franchisees and area developers of the Company, had led it to no longer be able to rely on management's representations, and therefore had caused KPMG to be unwilling to be associated with the Company's consolidated financial statements.  In notifying the Company of its resignation, KPMG advised the Audit Committee and management that it was not aware of any information that caused it to question the integrity of current management, but rather that the structural arrangement by which Mr. Hewitt controls the Company was the cause of KPMG's concerns.  KPMG also noted that because certain information known to the Board regarding the reasons that the Board terminated Mr. Hewitt as Chief Executive Officer had not been disclosed to the successor Chief Executive Officer and the Chief Financial Officer, KPMG was uncertain as to whether it could continue to rely on management's representations.

On April 18, 2018, the Audit Committee of the Board engaged Carr, Riggs & Ingram, LLC (“CRI”) as its independent registered public accounting firm for the fiscal year ending April 30, 2018, effective immediately.

During the Company’s two most recent fiscal years and through the date of its engagement of CRI, neither the Company nor anyone acting on its behalf consulted with CRI regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by CRI that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K, and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K) relating to the Company.

PROPOSAL 2
RATIFICATION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed CRI to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2018. Although ratification is not required under our Bylaws or otherwise, as a matter of good corporate governance, the Audit Committee submits its selection of CRI to our stockholders for ratification, and will consider the vote of our stockholders when appointing our independent registered accounting firm in the future. Even if this selection is ratified, the Audit Committee in its discretion may, subject to the approval of the Board of Directors, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

        No director or executive officer of the Company has any substantial interest in the appointment of CRI as the Company's independent registered public accounting firm.

        A representative of CRI is expected to attend the Special Meeting to respond to questions. The CRI representative will have an opportunity to make a statement during the Special Meeting if they so desire to do so. A representative of KPMG, the Company’s auditor for the fiscal year ending April 30, 2017, is not expected to attend the Special Meeting.

The Board unanimously recommends a vote "FOR" the ratification of CRI to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Other than compensation arrangements, we describe below transactions and series of similar transactions, since the beginning of our last completed fiscal year, of which the Company is or was a participant and:

•	the amounts involved exceeds $120,000; and

•
any of our directors, executive officers or beneficial owners of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, has a direct or indirect material interest.

        Compensation arrangements for our directors and named executive officers for the fiscal year ended April 30, 2017 ("Fiscal 2017") and for our current executive officers are described in other sections of this Proxy Statement.

Stock repurchases

During Fiscal 2017, we repurchased an aggregate of 30,035 shares of our Class A common stock from Envest II, LLC and Envest III, LLC in January 2017 at $12.58 per share, in a privately negotiated transaction. Mr. Garel, a former director of the Company, was a manager of both Envest II, LLC and Envest III, LLC.

Gordon D'Angelo consulting and subsequent employment

        Effective April 2015 through August 2017, Mr. D'Angelo was an employee of the Company, and because of his employment status, ceased to be an independent director. Mr. D'Angelo's base salary was $309,000 per annum. Mr. D'Angelo did not participate in the Company's non-equity incentive plan. For this reason he was treated, for Board of Director compensation purposes, as a non-employee member. His duties as an employee of the Company included assisting with both franchise development and marketing. Mr. D'Angelo also led our Compliance Task Force. Mr. D'Angelo's employment was approved by the Audit Committee as a related party transaction, as described below.

Nicole Ossenfort’s franchise and area developer agreement

The Company is or was a participant in the following related party transactions with Ms. Ossenfort since the beginning of Fiscal 2017:

Ossenfort Franchise. Ms. Ossenfort, together with her husband, Scott Ossenfort (together, with Ms. Ossenfort, the "Ossenforts"), jointly own a Company franchise through JL Enterprises. JL Enterprises borrows operating funds for working capital to operate the franchises each year.  During Fiscal 2017, JL Enterprises borrowed operating funds in the amount of

$351,658, which were fully repaid with interest by the end of Fiscal 2017.  In addition, during Fiscal 2017 the Company recorded $234,820 of accounts receivable from JL Enterprises for royalties, advertising and financial product charges.  As of April 30, 2017, a balance of $14,424 remained outstanding and payable to the Company.  During Fiscal 2018, JL Enterprises borrowed operating funds for working capital to operate the franchises in the amount of $243,888, of which $0 remained outstanding and payable to the Company as of March 31, 2018.  In Fiscal 2018, the Company has recorded $190,647 of accounts receivable from the Ossenforts for royalties, advertising and financial product charges, of which a balance of $12,874 remained outstanding and payable to the Company as of March 31, 2018.

Ossenfort Area Developer. In January 2012, the Ossenforts acquired AD territories covering Western South Dakota and Western Nebraska from the Company.  A note of $429,246 was issued by the Company, and the outstanding principal balance was $208,266 as of the end of Fiscal 2017.  On September 6, 2017, the Company entered into an agreement to re-acquire the AD territories from the Ossenforts for $268,000 of which $198,000 consisted of debt forgiveness on the note, with a balance of $34,852 payable to the Ossenforts on July 1, 2018.

In Fiscal 2017, the Company recorded $1,605 of accounts receivable from the Ossenforts for new franchise leads and interest, which along with prior year accounts receivable balances totaled $4,096 which remained unpaid at the end of Fiscal 2017.  The Ossenforts earned $69,573 for their portion of franchise fees, royalties and interest in Fiscal 2017.

In Fiscal 2018, the Company recorded $166 of accounts receivable from the Ossenforts for new franchise leads and interest, which along with prior year accounts receivable balances were forgiven as a part of the agreement to re-acquire the AD territories.  The Ossenforts earned $10,814 for their portion of franchise fees, royalties and interest in Fiscal 2018.

Shaun York’s franchises and area developer agreements

The Company is or was a participant in the following related party transactions with Mr. York since the beginning of Fiscal 2017:

York Franchises.  Mr. York operates eleven Company franchises through Yorkompany LLC, S&P Holding Group LLC, My Business Group LLC and Core Fitness Partners LLC (the "York Franchise Entities").  The York Franchise Entities borrow operating funds from the Company for working capital to operate the franchises each year.  During Fiscal 2017, the York Franchise Entities borrowed operating funds in the amount of $572,961, of which $81,758 remained outstanding and payable to the Company as of the end of Fiscal 2017.  In addition, during Fiscal 2017 the Company recorded $648,986 of accounts receivable from the York Franchise Entities for royalties, advertising and financial product charges, of which $49,003 remained outstanding and payable to the Company as of the end of Fiscal 2017.

During Fiscal 2018, the York Franchise Entities borrowed operating funds in the amount of $285,670, of which $0 remained outstanding and payable to the Company as of March 31, 2018.  In addition, during Fiscal 2018 the Company recorded $229,265 of accounts receivable from the York Franchise Entities for royalties, advertising and financial product charges, of which $20,114 remained outstanding and payable to the Company as of March 31, 2018.

York Area Developer. Mr. York has Area Development arrangements with the Company that are conducted through Yorkompany LLC, S&P Holding Group LLC and TNT Florida Investments LLC (the "York AD Entities").  Since the beginning of Fiscal 2017, the York AD Entities, which are controlled by Mr. York, received payments from the Company pursuant to the Area Development agreements totaling $905,900.  The York AD Entities were acquired by Mr. York through various transactions with the Company and through third party agreements with Area Developer sellers.  In connection with those transactions, the York AD Entities financed a total of $4,059,460 through the Company to acquire the Area Development territories and associated rights.  The loans are payable by the York AD Entities in annual installments at 12% interest. The aggregate outstanding principal balance owed by the York AD Entities in Fiscal 2017 was $2,192,459.  As of March 31, 2018, the aggregate outstanding principal balance owed by the York AD Entities on the notes was $1,929,146.

In Fiscal 2017, the Company recorded $21,522 of accounts receivable from the York AD Entities for new franchise leads and interest.  The unpaid balance owed to the Company at the end of Fiscal 2017 was $945.  The York AD Entities earned $731,508 for their portion of franchise fees, royalties and interest in Fiscal 2017.

In Fiscal 2018, the Company recorded $17,825 of accounts receivable from the York AD Entities for new franchise leads and interest, of which $952 remains unpaid as of March 31, 2018.  The York AD Entities earned $248,836 for their portion of franchise fees, royalties and interest in Fiscal 2018.

York Debt Guarantees.  Mr. York also has entered into multiple guarantee agreements with the Company whereby Mr. York has guaranteed all or a portion of the indebtedness owed by other franchisees and area developers to the Company as related to certain financial transactions for which Mr. York had an interest.  The current indebtedness owed by these franchisees and area developers is approximately $3,039,479.

John Seal’s area developer agreement

In April 2012, JMS Tax, an entity controlled by John Seal, acquired an AD territory in Texas from the Company for approximately $935,000, of which approximately $639,464 was financed through a note issued by the Company, payable in six installments at 12% interest. The outstanding principal balance on the note was $311,302 at the end of Fiscal 2017, and $211,237 currently remains outstanding.

In Fiscal 2017, the Company recorded $16,482 of accounts receivable from JMS Tax for new franchise leads and interest, which remained unpaid at the end of Fiscal 2017. JMS Tax earned $137,532 for their portion of franchise fees, royalties and interest in Fiscal 2017.

In Fiscal 2018, the Company recorded $18,049 of accounts receivable from JMS Tax for new franchise leads and interest of which $8,376 remains unpaid as of March 31, 2018.  JMS Tax earned $52,576 for their portion of franchise fees, royalties and interest in Fiscal 2018.

Policy for review of related party transactions

        We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our Board of Directors.

SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholders who desired to present a proposal for inclusion in the Company's proxy statement for the 2018 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 were required to submit their proposals so that they were received at Liberty Tax, Inc.'s principal executive offices at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, no later than the close of business on April 16, 2018. The Company did not receive any stockholder proposals for inclusion in the proxy statement and form of proxy for the 2018 Annual Meeting.

        Pursuant to the Company's Bylaws, for any business not included in the proxy statement for the 2018 annual meeting to be brought before the meeting by a stockholder, the stockholder must give timely written notice of that business to the Corporate Secretary. To be timely, the notice must be received no later than the ninetieth day, nor earlier than the close of business on the one hundred twentieth day, prior to the first anniversary of the preceding year's annual meeting. For the 2018 Annual Meeting, these dates will be June 17, 2018 and May 18, 2018, respectively. The notice must contain the information required by the Company's Bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the same time period described in this paragraph and comply with the information requirements in our Bylaws relating to stockholder nominations.

A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of the Company's Bylaws is available on our website at www.libertytax.com under the "Investor Relations" link, by clicking on the "About Liberty" tab, or upon request to Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary. The Chair of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

The Board of Directors knows of no other matters that will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors,

Nicole Ossenfort President and Chief Executive Officer

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD TO THE SHAREOWNER SERVICES ADDRESS ABOVE.

Please detach here

The Board of Directors Recommends a Vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1. Election of directors: 01 G. William Minner 02 Thomas Herskovits 03 Patrick A. Cozza 04 Lawrence Miller

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

The Board of Directors recommends a vote FOR the director nominees.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal: ☐ For ☐ Against ☐ Abstain

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ABOVE OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Liberty Tax, Inc.

SPECIAL MEETING OF STOCKHOLDERS

May 29, 2018
10:00 a.m., Eastern Daylight Time

Liberty Tax, Inc. Corporate Headquarters
1732 Corporate Landing Parkway
Virginia Beach, Virginia 23454

Liberty Tax, Inc.
1716 Corporate Landing Parkway
Virginia Beach, VA 23454

proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting of Stockholders on May 29, 2018.

The shares represented by this proxy, when properly executed, will be voted as directed on the reverse side.

If no such directions are given, this proxy will be voted "FOR" all the nominees listed in Proposal 1 and "FOR" Proposal 2. The proxy holders will vote in their discretion on any other business that may properly come before the Special Meeting.

By signing the proxy, you revoke all prior proxies and appoint Nicole Ossenfort and Nicholas Bates and each of them, with full power to act alone, and with full power of substitution, as proxies to represent and to vote all of your shares that you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Special Meeting of Stockholders to be held at the Corporate Headquarters of Liberty Tax, Inc., 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454, on Tuesday, May 29, 2018 at 10:00 a.m. Eastern Daylight Time, and at any adjournments or postponements thereof.

See reverse for voting instructions.